Exhibit (a)(5)(I)

JOINT PRESS RELEASE

Friday, April 3, 2009

Contacts:	For Exar Corporation:	For hi/fn, inc.:
	J. Scott Kamsler, Senior VP, CFO	William R. Walker, Vice President and CFO
	Thomas R. Melendrez, Executive Vice President	(408) 399-3500
(510) 668-7000

EXAR CORPORATION ANNOUNCES COMPLETION OF EXCHANGE

OFFER FOR HI/FN, INC. SHARES

Fremont, California and Los Gatos, California, April 3, 2009—Exar Corporation (“Exar”) (NASDAQ: EXAR) today announced the successful completion of the exchange offer for the outstanding common shares of hi/fn, inc. (“Hifn”) (NASDAQ: HIFN). The exchange offer expired at 12:00 midnight, New York City time, at the end of Thursday, April 2, 2009 (the “expiration time”).

Based on a preliminary count by the exchange agent for the exchange offer, approximately 13,540,722 shares of Hifn common stock were tendered and not withdrawn as of the expiration time, which represents in excess of 90% of the total outstanding shares of Hifn common stock. An additional 345,555 shares were guaranteed to be delivered within the next three days. Exar’s wholly-owned subsidiary has accepted, for payment and exchange, all shares that were validly tendered in accordance with the terms of the offer. Settlement of the exchange offer is expected to occur promptly.

Exar intends to acquire all of the remaining outstanding Hifn shares as soon as practicable by means of a short-form merger. Upon completion of the merger, the remaining outstanding shares of Hifn common stock will be converted into the right to receive $1.60 in cash, without interest, and 0.3529 shares of Exar common stock (other than shares held in Hifn’s treasury or owned by Hifn, Exar or their respective subsidiaries and other than those shares of Hifn common stock for which appraisal rights are properly exercised). Upon completion of the merger, Hifn will become a wholly-owned subsidiary of Exar and will no longer be traded on the NASDAQ Global Market.

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

About Hifn

hi/fn, inc. delivers the key OEM ingredients for 21st century storage and networking environments. Leveraging over a decade of leadership and expertise in the development of purpose-built Applied Services Processors (ASPs), Hifn is a trusted partner to industry leaders for whom infrastructure innovation in storage and networking is critical to success. With the majority of secure networked communications flowing through Hifn technology, the 21st century convergence of storage and networking drives our product roadmap forward. For more information, please visit: http://www.hifn.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements about Exar, Hifn and their expectations for Exar’s acquisition of Hifn. All statements in this press release concerning activities, events or developments that Exar or Hifn expects, believes or anticipates may occur in the future are forward-looking statements and can generally be identified by the use of words such as “anticipates”, “expects”, “intends”, “will”, “could”, “believes”, “estimates”, “continue” and similar expressions. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from results or performance expressed or implied by forward-looking statements, including the following risks: the risk that the merger will not close because of a failure to satisfy one or more conditions; the risk that Exar’s business or Hifn’s business will have been adversely impacted during the pendency of the exchange offer; the risk that operations will not be integrated successfully; and the risk that expected cost savings and other synergies from the transaction may not be realized; difficulties retaining key employees; and other economic, business, competitive and regulatory factors affecting the business of Exar and Hifn generally, including those set forth in the filings of Exar and Hifn with the SEC, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of their respective annual reports on Form 10-K and quarterly reports on Form 10-Q, and other SEC filings. Except as required by law, Exar and Hifn are under no obligation (and disclaim any obligation) to update or alter their forward-looking statements whether as a result of new information, future events, or otherwise.

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